UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Definitive Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

LEGEND OIL AND GAS, LTD.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies: _____________________

(2)	Aggregate number of securities to which transaction applies: _____________________

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _____________________

(4)	Proposed maximum aggregate value of transaction: _____________________

(5)	Total fee paid: _____________________

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: _____________________

(2)	Form, Schedule or Registration Statement No.: _____________________

(3)	Filing Party: _____________________

(4)	Date Filed: _____________________

LEGEND OIL & GAS, LTD.

555 Northpoint Center East, Suite 400
Alpharetta, GA 30022

678-366-4400

NOTICE OF ACTION BY

WRITTEN CONSENT OF MAJORITY STOCKHOLDERS

AND INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

We are furnishing this notice and information statement (the “Information Statement”) to the holders of shares of common stock, par value $0.0001 per share (“Common Stock”), of Legend Oil and Gas, Ltd., a Colorado corporation (the “Company”) pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C and Schedule 14C thereunder, in connection with the approval of the actions described below (the “Action”) taken by written consent of the holders of a majority of the issued and outstanding shares of Common Stock:

•	The removal of Albert Valentin as a director of the Board of Directors of the Company

The purpose of this Information Statement is to notify our stockholders that on August 28, 2015, the owners of approximately 71% of our issued and outstanding shares of Common Stock (the “Majority Stockholders”) executed a written consent approving the Action. In accordance with Rule 14c-2 promulgated under the Exchange Act, the Action will become effective no sooner than 20 days after we mail this notice and the accompanying Information Statement to our stockholders.

The written consent that we received constitutes the only stockholder approval required for the Action under Colorado law and, as a result, no further action by any other stockholder is required to approve the Action and we have not and will not be soliciting your approval of the Action.

This notice and Information Statement are being mailed to our stockholders on or about September 8, 2015. This notice and the accompanying Information Statement shall constitute notice to you of the action by written consent in accordance with Rule 14c-2 promulgated under the Exchange Act.

This 28th day of August, 2015.

By Order of the Board of Directors,

/s/ Andrew Reckles
Chairman and Chief Executive Officer